Exhibit 99.1

ADDENDUM TO AIRCRAFT PURCHASE AGREEMENT

In consideration of the mutual benefits to be conferred, Tempus Applied Solutions Holdings, Inc. (“TEMPUS”) and ME Aviation Services, LLC (“ME”) agree that the Aircraft Purchase Agreement dated August 11, 2017 (the “APA”) is hereby modified as follows:

1.	TEMPUS agrees to close the APA and take title to the AIRCRAFT immediately;
2.	ME agrees to pay the cost for bringing the AIRCRAFT current, including arrears, according to the customary long term storage and maintenance program; this obligation shall commence immediately after TEMPUS closes the APA and issues the additional stock as called for in the following paragraph and delivers this stock to the Escrow Agent.
3.	TEMPUS agrees to issue additional shares of TEMPUS stock in value equal to the amount incurred to bring the AIRCRAFT current per paragraph 2, with such stock to be valued at $0.18 per share.
4.	Post-closing, ME will continue to pay the costs to keep the AIRCRAFT current in a maintenance program per paragraph 2 for 90 days or until claims as to title by Daniels/Aerogroup/AGD are dismissed or resolved in favor of ME/Tempus, whichever is sooner. Tempus will reimburse ME for post-closing maintenance costs incurred by ME pursuant to paragraph 3 in cash, or at Tempus’ option, by issuing additional Tempus stock to ME, with such stock deemed to be valued at $0.18 per share regardless of the actual stock price at the time such stock is issued.
5.	The Joint Defense Agreement and Partial Conflict Waiver shall remain in effect according to its terms. For the avoidance of doubt, nothing herein is intended to modify or alter the warranties of title provided to Tempus by ME, and ME acknowledges its continuing duty and obligation to defend Tempus from and against any and all adverse claims affecting title of the AIRCRAFT pursuant to Article 5.1 of the APA.
6.	The APA shall otherwise remain in full force and effect, except as modified herein.
7.	This Addendum may be signed in counterpart. A photocopy, facsimile copy or scanned copy of any signature shall be valid as an original.

Dated: March 5, 2018	Tempus Applied Solutions Holdings, Inc.

By:
Name: Title:

Dated: March 5, 2018	ME Aviation Services, LLC

By:
Name: Title: